Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on the Form S-3 of Z Squared Inc. (formerly Coeptis Therapeutics Holdings, Inc.) of our report dated March 19, 2026, relating to our audits of the consolidated financial statements of Coeptis Therapeutics Holding, Inc for the years ended December 31, 2025 and 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Form S-3.

Tampa, Florida

July 6, 2026